Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403

RTW, Inc. Reports Thirteenth Consecutive Profitable Quarter

      MINNEAPOLIS — April 28, 2005 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the first quarter ended March 31, 2005 of $1.0 million or $0.20 per basic and $0.19 per diluted share compared to net income of $930,000, or $0.18 per basic and $0.17 per diluted share for the first quarter of 2004.

      The table below sets forth the key components of the Company’s net operating income and net income. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding: (i) net realized investment gains; (ii) net favorable development in estimates for unpaid claim and claim settlement expenses from previously reported periods; and (iii) bonus expense which is accrued only after achieving certain income thresholds. The reconciliation of non-GAAP net operating income to net income for the three months ended March 31, 2005 and 2004 is as follows (in 000’s, except per share data):

	Three Months Ended March 31,
	2005	2004
Net operating income	$1,152	$659
Net realized investment gains	135	649
Net favorable development	500	200
Bonus expense	(223)	(100)

Income before income taxes	1,564	1,408
Income tax expense	515	478

Net income	$1,049	$930

Net income per share:
Basic	$0.20	$0.18

Diluted	$0.19	$0.17

      Jeffrey B. Murphy, President and CEO of RTW, said, “I am pleased with our first quarter results. Our net operating income improved substantially from 2004 reflecting growth in our core operations to $1.2 million in the first quarter of 2005 from $659,000 for the same period in 2004. We continued to manage open claims effectively, further reducing our liability for claim and claim settlement expenses during the quarter. We are very focused on underwriting for profit in insurance and growing our service business. On both counts, I am pleased with our progress.

•	Premiums in force decreased to $62.1 million at March 31, 2005 from $62.7 million at December 31, 2004 as we conceded volume to maintain adequate rate during the quarter. We increased rates on renewing policies by 2.2% in the first quarter of 2005. We continue to focus on profitable insurance business, underwriting at the right price and non-renewing or passing on business that does not meet our underwriting requirements;

•	Gross premiums earned increased to $15.7 million in the first quarter of 2005 from $15.0 million for the same period in the prior year;

•	Premiums earned increased to $13.0 million in the first quarter of 2005 from $12.6 million for the same period in 2004. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2005 as rates increased for our excess of loss reinsurance coverage;

•	Service revenue grew to $595,000 in the first quarter of 2005 from $67,000 in the first quarter 2004 and $350,000 in the fourth quarter of 2004 as we continued to grow our service business. The growth reflects our strategic efforts to grow our service business. We increased the number of customers we service from 23 at December 31, 2004 to 38 at March 31, 2005;

•	Total revenue increased to $14.8 million in the first quarter of 2005 compared to $14.2 million in the same period last year. Total revenue includes investment income of $1.1 million and realized investment gains totaling $135,000 for the first quarter of 2005 compared to investment income of $882,000 and realized investment gains totaling $649,000 for the same period in 2004. We took advantage of market conditions in both periods to realize capital gains and reposition our portfolio in anticipation of interest rate increases;

•	We again benefited from improving our claim management capabilities and closing old claims, realizing a $500,000 pre-tax decrease in claim and claim settlement expenses in the first quarter of 2005 compared to $200,000 in the first quarter of 2004. This result reflects our commitment to continue to improve outcomes for open claims from prior accident years; and

•	General and administrative expenses include bonus expense of $223,000 in the first quarter of 2005 compared to $100,000 for the same period in 2004.”

      Mr. Murphy added; “Early in 2004, we began an initiative to strategically position the Company for the next ‘soft’ insurance cycle. We understood that the workers’ compensation insurance market would become more competitive and premium rates would decrease. We intended to focus on profit in our workers’ compensation insurance subsidiary, American Compensation Insurance Company, and rely on non-insurance revenue for growth as rates decreased. In some instances, focusing on profit will require us to non-renew or let go of under priced business and may result in decreasing premiums in force. I am pleased with our progress to date.

      Today we are experiencing increasing rate competition, continuing the trend that began during 2004. We have diversified our product offerings, leveraging our proven competencies, ID15® and The RTW Solution®. Today, we deliver workers’ compensation and disability management services to self-insured employers, state assigned risk plans, governmental entities, insurance companies, agents and other customers. We have 38 customers representing over $5.4 million in annualized service revenue. These services have enabled us to expand our customer base and to expand geographically throughout the United States. We expect continued growth in service revenue as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide workers’ compensation insurance.”

      On April 15, 2005, A.M. Best affirmed the financial strength rating of B+ (Very Good) for American Compensation Insurance Company, our subsidiary, and revised the outlook upward from “stable” to “positive”.

      RTW, Inc., based in Minneapolis, Minnesota, provides disability management services, directed today at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiary, American Compensation Insurance Company (ACIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The Company has developed two proprietary systems to manage disability: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The Company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC offers workers’ compensation insurance to employers in Minnesota, Colorado and Michigan. RTW, together with its AbsentiaSM division, have expanded non-insurance products and service offerings nationally. Our customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.

      RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

      Comment on Regulation G: This press release includes certain non-GAAP financial measures. We reconcile these measures to the most comparable GAAP figures in accordance with Regulation G in the narrative portion of this press release while the comparable GAAP figures are presented in the Consolidated Statements of Income included in this press release.

      We present our results in the way we believe will be most meaningful and useful, as well as most transparent, to the investing public and others who use our financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP disclosure of net income, we present the components we believe most accurately delineate the recurring and non-recurring components of our net income.

      Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and disability management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our ID15 and The RTW Solution proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation;

(x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

      Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended March 31,
	2005	2004
REVENUES:
Gross premiums earned	$15,730	$14,962
Premiums ceded to excess of loss policies	(2,750)	(2,320)

Premiums earned	12,980	12,642
Investment income	1,099	882
Net realized investment gains	135	649
Service revenue	595	67

Total revenues	14,809	14,240
EXPENSES:
Claim and claim settlement expenses	9,107	9,230
Policy acquisition costs	1,552	1,410
General and administrative expenses	2,586	2,192

Total expenses	13,245	12,832

Income before income taxes	1,564	1,408
Income tax expense	515	478

Net income	$1,049	$930

Net income per share:
Basic	$0.20	$0.18

Diluted	$0.19	$0.17

Weighted average shares outstanding:
Basic	5,347,000	5,128,000

Diluted	5,628,000	5,411,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$95,593	$86,954
Cash and cash equivalents	31,457	39,379
Premiums receivable	3,970	3,792
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	77,129	77,722
On paid claim and claim settlement expenses	709	1,401
Other assets	11,812	11,259

Total assets	$220,670	$220,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$156,660	$156,123
Unearned premiums	10,578	10,497
Accrued expenses and other liabilities	7,647	8,356

Total liabilities	174,885	174,976
Shareholders’ equity	45,785	45,531

Total liabilities and shareholders’ equity	$220,670	$220,507